Exhibit 10(a)

                              AGREEMENT



     THIS AGREEMENT is made and entered into by and between Rodolfo Bryce (hereinafter referred to as "Bryce") and Schering-Plough
Corporation, including all of its affiliates, subsidiaries, divisions and related companies (hereinafter referred to as the "Company").

                       W I T N E S S E T H:

     WHEREAS, Bryce has indicated to the Company his desire and intention to cease active employment with the Company after December 31, 1998 and thereafter to take early retirement when eligible;

     WHEREAS, Bryce and the Company intend in this Agreement to set forth the terms of, and fully and finally resolve any matters that may arise from, Bryce's continued employment with the Company and eventual departure therefrom.

     NOW, THEREFORE, in consideration of the promises and mutual promises herein contained, it is agreed as follows:

     1. Bryce will continue active employment with Schering-Plough HealthCare Products and remain Executive Vice President of Schering-Plough Corporation as well as maintain all of his other current officerships, directorships, and committee memberships with the Company through December 31, 1998. He will resign from all the above-cited positions effective January 1, 1999, and on request will execute such documents as may be necessary to effectuate the resignations. Bryce will be entitled to an Executive Incentive Plan ("EIP") payment and profit sharing for the year 1998 in accordance with the terms of the EIP and Profit Sharing Plan. He will also receive a lump-sum payment, less applicable deductions, for banked and accrued but unused vacation through December 1998 on a date of his choosing no later than April 1, 2001.

     2. Effective January 1, 1999, Bryce will be placed on a Leave of Absence without pay and without eligibility for EIP payments, profit sharing, or vacation accruals. His participation in the Company's 401(k) plan shall also end as of January 1, 1999. Bryce will be eligible for the Financial Counseling and Tax Preparation Program for the years 1999, 2000 and 2001. While on his Leave of Absence, Bryce will also be eligible to participate in the Company's other benefit programs (including but not limited to the E-grade Medical/Dental Plan, the Executive Life Insurance Plan, the Long Term Disability Plan, the Retirement Plan, the Supplemental Executive Retirement Plan and the Retirement Benefits Equalization
Plan) subject to the limitations set forth in paragraphs 3-6 below. This Leave of Absence shall continue until April 1, 2001. Once Bryce's Leave of Absence has expired, his employment with the Company shall be terminated.

     3. Bryce agrees to forfeit stock options which have not vested as of December 31, 1998, except that he will not forfeit 7080 options from the February 23, 1998 grant which vests on February 24, 1999 while Bryce is on his Leave of Absence. This means that Bryce will forfeit 8,000 options of the 40,000 option grant made on September 24, 1990, the entire 200,000 option grant made on September 26, 1994, and 28,320 options of the 35,400 option grant made on February 23, 1998.

     4. In summary, after taking account of the forfeitures indicated in the preceding paragraph and options previously exercised, Bryce shall continue to own the following options, the terms and provisions of which shall continue to be governed by the applicable stock incentive plan:

          32,000   options from the 9/25/89 grant
          16,000   options from the 9/24/90 grant
          11,400   options from the 2/26/96 grant
          35,400   options from the 2/24/97 grant
           7,080   options from the 2/23/98 grant

Bryce's status as an optionee with respect to the options listed immediately above shall be equivalent to that of an employee under the respective stock incentive plans during his Leave of Absence, and thereafter of a retiree if he elects early retirement upon the termination of his Leave of Absence.

     5. Bryce agrees to forfeit all stock awards which have not been distributed as of December 31, 1998, except that he will be entitled to distribution of 20% of the February 23, 1998 award of 18,800 shares on February 23, 1999 and to distribution of the entire September 26, 1994 award of 80,000 shares on September 26, 1999.

     6. In summary, after taking account of the forfeitures indicated in the preceding paragraph (and assuming acceleration of the 1995, 1996, and 1997 awards by the Executive Compensation and Organization Committee of the Board of Directors, which acceleration remains at the sole discretion of such committee), Bryce shall be entitled to the following stock award distributions in the months indicated:

         December 1998: 7,680 shares of the 2/27/95 award (which represents 40% of the total award of 2/27/95); 3,840 shares of the 2/26/96 award (which represents 20% of the total award of 2/26/96); and 3,760 shares of the 2/24/97 award (which represents 20% of the total award of 2/24/97).

         February 1999: 3,760 shares of the 2/23/98 award (which represents 20% of the total award of 2/23/98).

         September 1999: the entirety of the 9/26/94 award of 80,000 shares.

Bryce will forfeit 7,680 shares of the 2/26/96 award (which represents 40% of the total award of 2/26/96), 11,280 shares of the 2/24/97 award (which represents 60% of the total award of 2/24/97), and 15,040 shares of the 2/23/98 award (which represents 80% of the total award of 2/23/98).

     7. Bryce will be eligible to retire on April 1, 2001, in accordance with the terms of the Company's Retirement Plan. At that time, Bryce will be entitled to receive those retirement benefits that the Company provides to separated employees of the same age with the same amount of Company service and whose grade and compensation levels are the same, subject to all terms and conditions of all such plans. These benefits will be calculated according to the benefits formula established by the Company for eligible participants. The precise benefits that will be made available will be calculated by the Company's outside actuarial benefit firm and documented in writing to Bryce at the end of Bryce's Leave of Absence period.

     8. Bryce will return to the Company all Company property he has received in the course of his employment with the Company including but not limited to documents, reports, studies, memoranda, computer based information, credit cards, and other such materials within ten (10) days of the end of his active employment with the Company and he shall retain no copies of any such property. Bryce acknowledges that the terms of a previously signed Employee Confidentiality and Invention Agreement and the Company's Business Conduct Policy remain in effect and nothing herein shall relieve him thereunder.

     9. Bryce agrees that for the period from the date of this Agreement until April 1, 2001, he shall not, directly or indirectly, as principal, agent, employee, employer, stockholder (other than as a holder of less than 1% of the issued and outstanding stock of a publicly held corporation), partner, or in any other individual or representative capacity whatsoever, do any of the following:

     (a) Engage in, be connected with, provide goods or services to, or conduct any "Competing Business," which for purposes of this Agreement shall be defined as any business engaged in the research, development, or manufacture and sale of any product directly competitive with a Company product generating more than $50 million in worldwide annual sales. The Company's suncare and Dr. Scholl's lines of products shall each be considered a single Company product in this definition. Each covenant contained in this subparagraph
(a) shall be deemed to be a separate covenant for each county of each State of the United States of America and for each other country in which any customer of any Competing Business has a place of business or is otherwise located or in which any Competing Business engages in business, and this subparagraph (a) shall be limited to such geographical areas.

    (b) Induce or attempt to induce any employee of the Company to terminate his employment with the Company.

    (c) Knowingly undertake or participate in any activities, engage in any conduct or make any statements inconsistent with or contrary to the interests of the Company or its affiliates.

     10. The Company will waive the restrictions set forth in paragraph 9(a) if the restrictions are not necessary to protect a significant business interest of the Company, provided that Bryce follows the procedures set forth in this paragraph. To seek a waiver, Bryce must notify the Company in writing of his intent to join a Competing Business at least 30 days in advance of his anticipated starting date of employment or other affiliation. Bryce and the Vice Chairman and Administrative Officer or designee shall meet promptly and confer in good faith concerning whether the restrictions should be waived. If the parties are unable to agree on whether the restrictions are necessary to protect a significant business interest of the Company, Bryce may at his option submit the dispute to a single arbitrator in a binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, such arbitration to be initiated no later than 10 days before Bryce's anticipated starting date of employment or other affiliation. If Bryce initiates arbitration pursuant to this paragraph he will not commence his employment or affiliation with the Competing Business until an award is issued by the arbitrator.

     11. Bryce acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed pursuant to paragraph 9 hereof, that he fully understands his right to discuss all aspects of this Agreement with his attorney, and that he voluntarily enters into this Agreement. Bryce agrees that such restraints are necessary for the reasonable and proper protection of the Company, and that each and every one of said restraints is reasonable in respect to subject matter, length of time, and area.

     12. (a) In the event that in any judicial proceeding a court of competent jurisdiction refuses to enforce any one or more of the covenants contained in this Agreement in any respect, then such covenant shall be deemed limited and restricted to the extent that such court shall deem it to be enforceable, and as so limited or restricted, the covenant shall remain in full force and effect. In the event that any such covenant or covenants shall be deemed unenforceable in their entirety by such a court, the remaining covenants (as they may be limited and restricted) shall remain in full force and effect.

    (b) Without limiting the Company's rights and remedies with respect to any breach of this Agreement, the covenants under paragraph 9 above, and the Company's rights and remedies with respect thereto, shall survive the termination of this Agreement for any reason.

     (c) Bryce agrees that in any judicial proceeding in which the Company seeks an injunction for breach of the covenants in paragraph 9 of this Agreement, he will not assert that an injunction is unavailable because the Company's remedies at law such as claims for damages are adequate. Nothing contained herein shall be construed as limiting the Company's right to any other remedies in equity or under law, including the recovery of damages from Bryce.

     13. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns.

     14. This Agreement may only be amended or otherwise modified by an agreement in writing executed by the parties hereto.

     15. Bryce agrees that he is entitled to no benefits or compensation other than what is specifically set forth in this Agreement.

     16. Bryce agrees that at the end of his active employment with the Company, he will execute a General Release and Covenant Not to Sue in the form annexed hereto as Exhibit A.

     17. The Agreement sets forth the entire Agreement between the parties and supersedes any and all prior agreements or understandings between them, whether oral or in writing, except as otherwise provided herein. The parties agree this Agreement shall be governed by the law of the State of New Jersey, and Bryce specifically consents to having any dispute under this Agreement resolved by the federal or state courts in the State of New Jersey. Bryce acknowledges that he has relied on no statements or representations of any kind whatsoever, other than those set forth herein, in agreeing to be bound by this Agreement.

     18. Bryce recognizes that he has up to 21 days to execute this Agreement and 7 days thereafter to revoke his acceptance thereof. Bryce may accept and return the Agreement prior to the 21st day, but if he does so, he waives the right to the full 21 days. This Agreement will not become effective and will not be enforceable until the seven (7) day period has expired. If Bryce does wish to revoke his acceptance, he should notify Mr. Hugh D'Andrade, Vice Chairman and Administrative Officer, in writing of his decision.




     IN WITNESS WHEREOF, the parties have set their hand this
  tenth day of June of 1998.
                                           /s/Rodolfo Bryce
                                           Rodolfo Bryce

                                           June 11, 1998



On behalf of the Company


/s/Hugh A. D'Andrade
Hugh A. D'Andrade
Vice Chairman and
Chief Administrative Officer
Schering-Plough Corporation


June 10, 1998



                               EXHIBIT A
                 GENERAL RELEASE AND COVENANT NOT TO SUE

     1. Rodolfo Bryce (hereinafter referred to as "Bryce") agrees that he will not file or permit any third party to file a lawsuit against Schering-Plough Corporation or any of its affiliates, subsidiaries, divisions, or related companies (hereinafter collectively referred to as "the Company") or any other Releasee identified in paragraph 2 below in connection with any aspect of his employment, except with respect to an alleged breach of the Agreement between Bryce and the Company, dated
(hereinafter referred to as "the Agreement").

     2. In consideration of the covenants undertaken herein and except for those obligations created by or arising out of the Agreement, Bryce on his behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors does hereby covenant not to sue and acknowledges complete satisfaction of and hereby releases, absolves and discharges the Company and its heirs, successors and assigns, parent companies, subsidiaries, divisions and affiliated corporations, past and present, its and their trustees, directors, officers, shareholders, agents, attorneys, insurers, and employees, past and present, and each of them (collectively referred to as "Releasees"), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Bryce now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them. Included in this release and discharge, but not limited by them are any claims that Bryce may have under federal, state, or local law prohibiting age discrimination (for example, under the Age Discrimination in Employment Act) or other forms of discrimination, and/or claims growing out of any legal restrictions on the Company's right to terminate employees (for example, claims that may arise under various contract, tort, public policy or wrongful discharge theories or statutory claims such as claims under New Jersey's Conscientious Employee Protection Act).


                                          ________________
                                          Rodolfo Bryce

                                          ________________
                                          Date














168562-1.DOC	-1-


168562-1.DOC	-1-